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Exhibit 4.4

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

dated as of May 2, 2007

among

IHS INC.

and

URVANOS INVESTMENTS LIMITED

        AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated as of May 2, 2007 among IHS INC. (the "Company"), a Delaware corporation and URVANOS INVESTMENTS LIMITED ("Urvanos").

W I T N E S S E T H:

        WHEREAS, the Company, Urvanos and Urpasis Investments Limited ("Urpasis"), a Cyprus company, previously entered into a Registration Rights Agreement dated 2005 (the "2005 Agreement") in connection with the Company's initial public offering;

        WHEREAS, Urpasis has heretofore been dissolved and Urvanos is the successor to all of Urpasis's rights under the 2005 Agreement;

        WHEREAS, immediately prior to and immediately after the reorganization (the "Trust Reorganization") of The Thyssen-Bornemisza Continuity Trust, effective as of the date hereof, Urvanos owned 958,859 shares of the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock") and 13,750,000 shares of the Company's Class B Common Stock, par value $0.01 per share ("Class B Common Stock"); and

        WHEREAS, the Company and Urvanos desire to amend and restate the 2005 Agreement;

        NOW, THEREFORE, in consideration of the foregoing, the Company and Urvanos (including in its capacity as successor to Urpasis) agree to amend and restate the 2005 Agreement in its entirety, and the parties hereto do hereby agree, as follows:

ARTICLE 1
 DEFINITIONS

        Section 1.01.    Definitions.    (a) The following terms, as used herein, have the following meanings:

        "Board" means the board of directors of the Company.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

        "Company Registration Expenses" means the fees and expenses incurred by the Company in connection with any Demand Registration or Incidental Registration, including without limitation (i) registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel paid by the Company in connection with blue sky qualifications of Registrable Securities), (iii) printing expenses, (iv) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 2.04(h)), (v) fees and expenses of any special experts retained by the Company in connection with such registration, (vi) fees and expenses paid by the Company in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. and (vii) fees and disbursements of underwriters paid by the Company.

        "Demand Registration" means a registration under the Securities Act of a Holder's Registrable Securities effected in accordance with Section 2.01.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "H Trust" means the trust which immediately after the Trust Reorganization owned, directly or indirectly, all of the outstanding equity interests in Urvanos.

        "Holder" means, at any time, Urvanos and any Permitted Transferee if, at such time, such Person then owns Registrable Securities.

        "Holder Registration Expenses," with respect to any Participating Holder, means the fees and expenses incurred by such Participating Holder in connection with any Demand Registration or

Incidental Registration, including without limitation (i) fees and expenses of counsel for such Participating Holder, (ii) brokers' or underwriters' fees, discounts or commissions and transfer taxes attributable to the sale of Registrable Securities by such Participating Holder and (iii) any other expenses, other than Company Registration Expenses, that are incident to such Participating Holder's participation in a registration or sale of its Registrable Securities.

        "Incidental Registration" has the meaning set forth in Section 2.02.

        "Participating Holders" means a Holder entitled to elect and who has elected to sell Registrable Securities pursuant to a Demand Registration or an Incidental Registration.

        "Permitted Transferee" means (i) any trust, so long as one (or more) of the beneficiaries of the H Trust is the principal beneficiary (or are the principal beneficiaries) of such trust or (ii) any corporate entity(ies), partnership(s) or other similar entity(ies), that is wholly-owned, directly or indirectly, by the H Trust or any trust referred to in (i) above, or (iii) any beneficiary of the H Trust.

        "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Registrable Security" means (x) each share of Class A Common Stock owned as of the date hereof by Urvanos, as set forth in the recitals hereto, (y) each share of Class A Common Stock received upon conversion of a share of Class B Common Stock owned as of the date hereof by Urvanos, as set forth in the recitals hereto, and (z) each security received upon any stock split with respect to or stock dividend on any security referred to in clause (x) or (y), in each case (x), (y) and (z) until the earliest to occur of (i) a registration statement covering such share of Class A Common Stock or other security having been declared effective by the SEC or having become effective automatically and such share of Class A Common Stock or other security having been disposed of pursuant to such registration statement, (ii) such share of Class A Common Stock or other security being eligible for sale free of any volume limitation under Rule 144 or (iii) such share of Class A Common Stock or other security ceasing to be outstanding.

        "Registration Expenses" means all Company Registration Expenses and all Holder Registration Expenses, without duplication.

        "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

        "Rule 415" means Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Selling Stockholder" means a Holder that is entitled to request, and that has requested, a Demand Registration, including a Demand Registration effected as a Shelf Takedown.

        "Shelf Registration Statement" means a registration statement filed with the SEC pursuant to Rule 415 that relates to sales of Registrable Securities, exclusively or together with other securities.

        "Shelf Takedown" means a Demand Registration effected as a "takedown" from a Shelf Registration Statement, as provided in Section 2.01(f).

ARTICLE 2
 REGISTRATION RIGHTS

        Section 2.01.    Demand Registration.    (a) At any time on or after the date hereof, if the Company shall receive a written request by a Holder (a "Requesting Holder") that the Company effect a

Demand Registration of all or a portion of such Requesting Holder's Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give written notice of such requested Demand Registration at least 20 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to each other Holder (the "Other Holders") and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

  (i)
  the Registrable Securities which the Company has been so requested to register by the Requesting Holder; and

  (ii)
  all other Registrable Securities which the Other Holders have requested the Company to register by written request received by the Company within 10 days after the receipt by the Other Holders of the written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 2.01(d) hereof, the Company shall not be obligated to effect more than two Demand Registrations for the Holders; provided further that the Company shall not be obligated to effect a Demand Registration for any Holder unless the aggregate proceeds expected to be received from the sale of the Registrable Securities to be included in such Demand Registration, in the reasonable opinion of the Board, equals or exceeds $50,000,000; and provided further that the Company shall not, in any event, be required to effect more than one Demand Registration for all Holders pursuant to this Section 2.01(a) within any twelve month period. In addition, the Company shall have the right to preempt any Demand Registration (including, for the avoidance of doubt, any Shelf Takedown) with a primary registration by delivering written notice (within 10 days after the Company has received from the Selling Stockholder a request for such Demand Registration) of such intention to the Selling Stockholder indicating that the Company has identified a specific business need and use for the proceeds of the sale of such securities and the Company shall use all commercially reasonable efforts to effect a primary registration within 120 days of such notice. In the ensuing primary registration, the Holders will have such incidental registration rights as are set forth in Section 2.02 hereof. Upon the Company's preemption of a requested Demand Registration, such requested registration will not count as a Demand Registration. The Company shall not be entitled to exercise this right of preemption more than one time in any 12-month period. Notwithstanding the foregoing, in connection with any Demand Registration, the Holders shall not be permitted to request that a Shelf Registration Statement be filed.

        (b)   The Selling Stockholder requesting a registration under this Section (including, for the avoidance of doubt, any Shelf Takedown) may, at any time prior to the effective date of the registration statement relating to such registration (or, at any time prior to the date of any Shelf Takedown if a Shelf Registration Statement has been filed and declared effective), revoke such request, without liability to such Selling Stockholder, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall not be considered a Demand Registration.

        (c)   Any Holder participating in any Demand Registration will pay all Holder Registration Expenses in connection with such Demand Registration that are allocable to the shares sold by that Holder, and except in the case where a Selling Stockholder's revocation of a Demand Registration request arises out of the fault of the Company, the Participating Holders will pay all Company Registration Expenses in connection with such Demand Registration, proportionally in accordance with their Registrable Securities included in such Demand Registration.

        (d)   A Demand Registration requested pursuant to this Section shall not be deemed to have been effected (i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective until such time as the Registrable Securities included in such registration have actually been sold thereunder; provided that if after any registration statement requested pursuant to this Section becomes effective such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such a Demand Registration shall not be deemed to have been effected.

        (e)   If the managing underwriter of an offering advises the Company that, in its view, the number of Registrable Securities requested to be included in a registration effected under this Section 2.01 (including any securities which the Company proposes to be included which are not Registrable Securities) exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold (the "Maximum Offering Size"), the Company will include in such registration, in the priority listed below, up to the Maximum Offering Size:

          (A)  first, all Registrable Securities requested to be included in such registration by the Requesting Holder and the Other Holders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Requesting Holder and such Other Holders on the basis of the relative number of shares of Registrable Securities requested to be included in such registration); and

          (B)  second, any securities proposed to be registered by the Company.

        (f)    If the Company is eligible to file with the SEC a Shelf Registration Statement, the Company may, in its sole discretion, file with the SEC a Shelf Registration Statement with respect to Registrable Securities then outstanding. After a Shelf Registration Statement has been filed, for as long as the Company is eligible to use such Shelf Registration Statement, the Holders may only exercise any Demand Registrations remaining under Section 2.01(a) to effect the sale of Registrable Securities pursuant to a Shelf Takedown (subject to the other limitations applicable to Demand Registrations by Holders and other Selling Stockholders contained herein).

        (g)   In the event another stockholder of the Company shall have exercised any right to require the Company to register its shares of Class A Common Stock for sale under the Securities Act, then no Holder shall be permitted to request a Demand Registration until the registration requested by such other stockholder shall have been completed and any hold-back period contemplated by Section 2.03 shall have expired.

        Section 2.02.    Incidental Registration.    (a) If the Company proposes to register Class A Common Stock under the Securities Act (other than a registration (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to equity securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (C) for its own account pursuant to Rule 415, or (D) in connection with a direct or indirect acquisition by the Company of another company), it will each such time, subject to the provisions of Section 2.02(b), give prompt written notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to the Holders, which notice shall set forth the Holders' rights under this Section 2.02 and shall offer the Holders the opportunity to include in such registration statement such number of Registrable Securities as are proposed to be registered as each such Holder may request (an "Incidental Registration"). Upon the written request of any Holder made within 10 days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be disposed of in such registration by the Holder), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Holders, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided that (I) if the registration statement the Company proposes to file relates to an underwritten offering, all Holders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.04(f) on the same terms and conditions as apply to the Company, and (II) if, at any time after giving written notice of its intention to register any stock pursuant to this Section 2.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the

Company shall determine for any reason not to register such securities, the Company shall give written notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect Demand Registrations to the extent required by Section 2.01. The Company will pay all Company Registration Expenses, and the participating Holders will pay all Holder Registration Expenses, in connection with each registration of Registrable Securities requested pursuant to this Section 2.02.

        (b)   If the managing underwriter of an offering advises the Company that, in its view, the number of shares of Class A Common Stock that the Company and Participating Holders intend to include in a registration effected under this Section 2.02 exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

  (i)
  first, so much of the securities proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size; and

  (ii)
  second, all Registrable Securities requested to be included in such registration statement by Participating Holders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Participating Holders on the basis of the relative number of shares of Registrable Securities requested by each of them to be so included).

        Section 2.03.    Holdback Agreements.    If the underwriters of a proposed underwritten offering of Class A Common Stock effected under this Agreement or otherwise conducted by the Company request that the Holders do so, each Holder agrees not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Registrable Securities (other than as part of a registration effected under this Agreement) beginning on the date of any preliminary prospectus used in connection with the underwritten offering (or, if there is no preliminary prospectus, the date of the final prospectus or prospectus supplement), through the period after the pricing date of such offering equal to the lesser of (i) such period of time as agreed between the managing underwriter of such offering and the Company and (ii) 120 days.

        Section 2.04.    Registration Procedures.    Whenever Holders entitled to do so request that any Registrable Securities be registered pursuant to Section 2.01 or 2.02, the Company will, subject to the provisions of such Sections and the other limitations set forth herein, use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

        (a)   The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, or, in the case of any Shelf Takedown, the Company shall as expeditiously as possible prepare and file with the SEC a prospectus supplement for such Shelf Takedown; provided that if the Company shall furnish to Participating Holders a certificate signed by the Company's Chairman or President stating that in the good faith judgment of the Company's Board it would be detrimental to the Company or its stockholders for such a registration statement to be filed or become effective or for such prospectus supplement to be filed as expeditiously as possible, the Company may postpone the filing or effectiveness of a registration statement or prospectus supplement for a period of no more than 120 days (provided that the Company may not defer such filing or effectiveness pursuant to this clause more than once in any 12-month period); and provided further that if (i) the effective date of any registration statement filed pursuant to a Demand Registration or the filing date of any prospectus supplement would otherwise be at least 45 calendar days, but fewer than 90 calendar days, after the end of the Company's fiscal year, and (ii) the Securities

Act requires the Company to include audited financials as of the end of such fiscal year, the Company may delay the effectiveness of such registration statement or filing of such prospectus supplement for such period as is reasonably necessary to include or incorporate therein its audited financial statements for such fiscal year, although the Company will use reasonable efforts to minimize the length of such delay.

        (b)   The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to Participating Holders and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company will furnish to such Holders and underwriters such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and each prospectus supplement) and such other documents as such Holders or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

        (c)   After the filing of a registration statement in connection with a Demand Registration or an Incidental Registration, the Company will promptly notify each Participating Holder of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

        (d)   The Company will use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions in the United States as any Participating Holder reasonably (in light of such Holder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and, subject to the other limitations contained herein, do any and all other acts and things that may be reasonably necessary or advisable to enable Participating Holders to consummate the disposition of their Registrable Securities; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

        (e)   The Company will immediately notify each Participating Holder, at any time when a prospectus or prospectus supplement relating to sales of Registrable Securities by the Participating holders. relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus or prospectus supplement so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each Participating Holder any such supplement or amendment.

        (f)    The Company shall have the right to appoint the managing underwriters and any additional investment bankers and managers to be used in connection with a Demand Registration or an Incidental Registration, provided that in the case of a Demand Registration, the appointment of the lead managing underwriter shall be subject to the reasonable approval of the Selling Stockholder. Each Participating Holder and the Company will enter into customary agreements (including an underwriting agreement in customary form containing customary indemnification provisions) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities pursuant to this Agreement.

        (g)   The Company will make available for inspection by any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Agreement and any attorney or other professional retained by any such underwriter (collectively, the "Advisors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Advisors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Advisors are confidential, shall be provided upon the execution of confidentiality agreements in the form and substance satisfactory to the Company.

        (h)   The Company will furnish to each such underwriter, addressed to such underwriter, (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

        (i)    The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement (determined in accordance with SEC Rules 159 and 430B and any undertakings required by SEC Regulation S-K), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

        The Company may require each Participating Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

        Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(e) such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Participating Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e) and, if so directed by the Company, such Participating Holder will deliver to the Company, or destroy, all copies, other than any permanent file copies then in such Participating Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

  (j)
  The Company will use all commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quoted on each inter-dealer quotation system on which the Class A Common Stock is then listed or quoted.

        Section 2.05.    Indemnification by the Company.    The Company agrees to indemnify and hold harmless each Participating Holder, its officers, directors and agents, and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in or incorporated into any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Holder or on such Holder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the time of sale of the Registrable Securities concerned to such person if it is determined that the Company has provided such current copy of such preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) and it was the responsibility of such Holder to provide such person with such current copy of such preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) and such current copy would have cured the defect giving rise to such loss, claim, damage, liability or expense. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

        Section 2.06.    Indemnification by Participating Holders.    Each Participating Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Holder, but only (i) with respect to information furnished in writing by such Holder or on such Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, including any free-writing prospectus, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 2.05 results from the fact that a current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the time of sale of the Registrable Securities concerned to such person if it is determined that it was the responsibility of such Holder to provide such person with such current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) and such current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Holder, severally, also agrees to indemnify and hold harmless the underwriters of Registrable Securities sold by that Holder, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 2.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2 hereof relating to an underwritten offering, each Participating Holder may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

        Section 2.07.    Conduct of Indemnification Proceedings.    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article 2 such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; providedthat the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

        Section 2.08.    Contribution.    If the indemnification provided for in this Article 2 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Participating Holders on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Holders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Holders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Holders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Holders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Holders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Holders or by such underwriters. The relative fault of the Company on the one hand and of each such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Holder's obligation to contribute pursuant to this Section 2.08 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint.

        Section 2.09.    Participation Limitations.    No Person may participate in a Demand Registration or an Incidental Registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

        Section 2.10.    Other Indemnification.    Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority in addition to the Securities Act.

ARTICLE 3
 RULE 144

        Section 3.01.    Rule 144.    The Company covenants with the Holders that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Holders may reasonably request to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements.

ARTICLE 4
 MISCELLANEOUS

        Section 4.01.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes the 2005 Agreement and all other prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

        Section 4.02.    Binding Effect; Benefit.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and Permitted Transferees. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective heirs, successors, assigns and Permitted Transferees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 4.03.    Assignability.    Other than to Permitted Transferees, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, directly or indirectly, whether by operation of law or otherwise, without the written consent of the Company, and any attempted assignment contrary to the terms hereof shall be null and void. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and their Permitted Transferees any rights or remedies hereunder.

        Prior to any transfer of rights to a Permitted Transferee, the transferring Holder shall provide the Company with notice of the Permitted Transferee's name and address and the number of Registrable Securities with respect to which such rights are being transferred. The Permitted Transferee shall assume the obligations of a Holder under this Agreement in a written instrument delivered to the Company. If, in connection with such transfer, a Holder has transferred all of its Registrable Securities to such Permitted Transferee, then the transferring Holder shall be released from all liability under this Agreement other than, and solely with regard to, the provisions of Sections 2.06, 2.08 and 2.10 of this Agreement in connection with any Demand Registration or Incidental Registration in which such Holder was a Participating Holder and any provision hereof obligating such Holder to pay or reimburse the Company for any Company Registration Expenses incurred prior to such transfer.

        Section 4.04.    Amendment; Waiver.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 4.05.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing via facsimile or email,

  if to the Company, to:

    IHS Inc.
    15 Inverness Way East
    Englewood, CO 80112
    Attention: Stephen Green
    Fax: 212-850-8540
    Email: steve.green@ihs.com

  with copies to:

    IHS Inc.
    15 Inverness Way East
    Englewood, CO 80112
    Attention: M. Sean Radcliffe
    Fax: 303-397-2400
    Email:     sean.radcliffe@ihs.com

    and

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, NY 10017
    Attention: Joseph A. Hall
    Fax: 212-450-3565
    Email: hall@dpw.com

  if to Urvanos, to:

    Urvanos Investments Limited
    17, Gr. Xenopoulou Street
    Limassol 3106
    Cyprus
    Attention: Filgass Holdings Limited
    Fax: +357 25866001

  with a copy to:

    Clifford Chance LLP
    10 Upper Bank Street
    London
    E14 5JJ
    United Kingdom
    Attention: Jeremy Kosky
    Fax: +44 20 7006 5555
    Email: Jeremy.Kosky@cliffordchance.com

        All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

        Each Permitted Transferee shall provide its address and fax number to the Company in writing.

        Section 4.06.    Headings.    The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        Section 4.07.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        Section 4.08.    Applicable Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

        Section 4.09.    Specific Enforcement.    Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

        Section 4.10.    Consent to Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that, to the fullest extent permitted by the rules of the court in which a suit, action or proceeding is commenced, service of process on such party delivered as provided in Section 4.05 shall be deemed effective service of process on such party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IHS INC.
By:
Name: Title:
URVANOS INVESTMENTS LIMITED
By:
Name: Title:

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  Exhibit 4.4